Exhibit 99.1

Washington Prime Group Announces Fourth Quarter and Fiscal Year 2018 Results
-Total leasing volume of 4.2M SF highlighted by a 14% increase for Enclosed properties
-Replacements announced for seven of 24 department store boxes deemed active by the Company
-Increased visibility allows for meaningful growth outlook in 2020
-Tier One Sales PSF increased $6 to $399 and occupancy cost decreased to 11.7%
-Fully negotiated term sheet for $180M loan secured by Waterford Lakes Town Center largely satisfying 2020 $250M senior unsecured note

COLUMBUS, OH - February 20, 2019 - Washington Prime Group Inc. (NYSE: WPG) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2018 that reflect continued progress of the execution of the Company’s financial, operating and strategic objectives.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(per share amounts)	2018	2017	2018	2017
Net income per diluted share	$0.29	$0.27	$0.42	$0.98
FFO	$0.60	$0.75	$1.73	$2.04
FFO, as adjusted (AFFO) per diluted share	$0.38	$0.44	$1.51	$1.63
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure are provided in this press release.
Business Highlights
Improving Operating Metrics
Occupancy for the 41 Tier One assets increased 90 basis points to 94.2% year-over-year (YOY), while the 51 Open Air properties decreased 20 basis points to 95.6% YOY. Combined occupancy exhibited a 50 basis point increase to 94.9%. Tier One sales PSF increased $6 to $399 as of December 31, 2018 and Tier One occupancy cost decreased 60 basis points to 11.7%.
Robust Leasing Volume and Tenant Diversification Mandate
Leasing continued to be robust with volume totaling 4.2M square feet during 2018. Of the 4.2M square feet, 60% was attributable to lifestyle tenancy which includes food, beverage, entertainment, home furnishings, fitness and professional services in accordance with the Company’s tenant diversification mandate.
Net Operating Income Stability and Increased 2020 Visibility
During 2018, Tier One and Open Air comparable net operating income (NOI) decreased YOY 1.8% and 1.7%, respectively. Fourth quarter 2018 comparable NOI for Tier One and Open Air decreased 2.8% and 8.7%, respectively. Note, the Open Air decline is primarily attributable to a timing of reimbursable capital expenditures as well as the Toys R Us bankruptcy. When excluding the

~$7M negative impact of cotenancy and rental income resulting from anchor bankruptcy, 2018 comparable NOI for Tier One and Open Air was practically flat, down only 0.3%.
The aforementioned impact has been incorporated into 2019 guidance as negative 2.0% is the expected midpoint for comparable NOI growth for Tier One and Open Air assets. However, when excluding the ~$16M negative impact of cotenancy and lost rental income, the Company expects positive comparable NOI growth of ~1.5%.
As a result of making meaningful progress in addressing lost anchor rents and related cotenancy as well as incremental NOI relating to redevelopment coming online, the Company is able to forecast 2020 comparable NOI growth for Tier One and Open Air assets of between 2.0% and 3.0%.
Reclassification of Tier Two Assets
As over 90% of the Company’s total 2019 NOI is attributable to Tier One and Open Air properties, as well as the vast majority of capital and corporate resources, going forward, Tier Two assets will be excluded from core operating metrics as of first quarter 2019.
Redevelopment and Department Store Progress
As exhibited within the most recent fourth quarter 2018 supplemental, the Company provides real time updates relating to the 28 department stores within our Tier One and Open Air properties that are currently vacant or those deemed likely to close (Sears). As of last quarter, 24 of the aforementioned were in various stages to redevelop and/or replace. Washington Prime Group is pleased to announce seven, or 25%, have been addressed by the stalwart efforts of development and leasing. These include:

▪
Dillard’s has agreed to open and/or expand within two Tier One assets. Mesa Mall will receive a newly constructed Dillard’s which will be their first location within Grand Junction, Colorado and will replace Sears which formerly occupied the site. In addition, Dillard’s will add a second location replacing former Herberger’s (Bon-Ton Stores) within Southgate Mall, illustrating robust demand within the Missoula, Montana catchment;

▪
In March, the Company is scheduled to commence construction at Grand Central Mall, a Tier One asset located in Parkersburg, West Virginia to redevelop the former Sears store by bringing first to market national big box retailers to the property. In addition to previously announced leasing which includes Big Lots, Ulta Beauty and Five Below, Grand Central Mall replaced in 2018 a former Elder Beerman (Bon-Ton Stores) with H&M, their first location within West Virginia;

▪
Dunham’s Sports has agreed to join the lineup at Morgantown Mall replacing space previously occupied by Elder Beerman (Bon-Ton Stores). Morgantown Mall, a Tier One asset, is situated in Morgantown, West Virginia;

▪
The Company has signed a letter of intent with Columbus based mixed use developer Crawford Hoying for a joint venture of the redevelopment of the Sears at Polaris Fashion Place, a Tier One asset situated within Columbus, Ohio;

▪
The Company is in the process of obtaining necessary mixed use entitlements for Westshore Plaza, a Tier One asset situated within a highly dense commercial business district of Tampa, Florida. Discussions are underway regarding a joint venture of this Tier One mixed use redevelopment which will replace a Sears department store; and

▪	As previously announced, The Mall at Fairfield Commons, a Tier One asset located in Dayton, Ohio, will replace a former Sears location with The RoomPlace and Round1 Entertainment.

In addition to the above, FieldhouseUSA will join The Outlet Collection® | Seattle, a Tier One asset situated in Auburn, Washington. This redevelopment of a former Sam’s Club is anticipated to serve as a significant athletic and entertainment attraction drawing visitors from a sizable regional catchment.

Financial Transactions
The Company has a fully negotiated term sheet for the placement of a commercial mortgage loan on Waterford Lakes, a Tier One asset located in Orlando, Florida. This transaction, as well as anticipated proceeds from the planned refinancing of 2019 mortgage debt maturities, will substantially satisfy the $250M senior unsecured note which matures 2020.
Louis Conforti, CEO and Director, Commentary
“Stomp. Stomp. Clap…Stomp. Stomp. Clap. What happens when an astrophysicist, dental school dropout, electronics wizard and a Zoroastrian graphic designer with supernumerary incisors (who also possesses a four octave vocal range) join forces? Queen is what happened and they serve as the exemplar of successful interdisciplinary collaboration, talent diversification and unfettered originality. My Washington Prime Group colleagues, while the vast majority eschew feather boas and gold lamé, are becoming pretty darn creative in their own right and it is this disavowal of the status quo which continues to differentiate our Company and set us apart from the crowd.
“Take for instance a recently hired General Manager whose resume includes a previous stint in a professional roller derby league. Or how about one of our legal department professionals who is also the publisher of a magazine championing women empowerment. Did I mention an accounts receivable specialist who is bassist for the jazz ensemble Fo/Mo/Deep? These as well as my other colleagues bring a fresh perspective to our sector and their collective and complementary skill sets are quite formidable when channeled toward improving our assets. This concept of cooperation is further emphasized by the fact nearly 50% of our General Managers have been replaced by who I refer to as Goodwill Ambassadors e.g. proactive individuals who better understand the idiosyncrasies of their demographic constituencies; know how to access corporate resources; and are enfranchised to make real time decisions impacting their assets.
“‘Don’t Stop Me Now’ best characterizes the fourth quarter as well as 2018 in review. The physical retailing sector continues to find itself ‘Under Pressure’ (albeit stabilizing). Sure there’ll be ‘Another Hammer (or two) to Fall’ as an overleveraged private equity sponsored junior fashion retailer or two cries ‘Save Me’ by asking for rental concession when, in fact, they should ‘bite the dust’. Our guests, tenants and sponsors deserve ‘Good Company’ and we will continue to perform ‘Some Kind of Magic’ by focusing upon those tenants which provide dynamism to our assets.
“We consummated 1.0M SF of leasing during the previous quarter with a yearend tally of 4.2M square feet. As importantly, ~60% is attributable to lifestyle tenancy including food, beverage, entertainment, home furnishings and fitness because sometimes ‘all [our guests] want to do is ride [their stationery] bicycle’, ‘Play the Game’ as well as buy ‘Some Things That Glitter’. We continue to incent our leasing professionals in order to diversify tenancy; 195 leases qualified during 2018.
“Announcing ‘We are the Champions’ may be a tad bit premature when it comes to releasing former department store boxes so I’ll keep my Moet et Chandon, caviar and cigarettes in my pretty cabinet. Notwithstanding, we have surpassed our internal projections from a timing standpoint while allocating less dollars than originally anticipated . As of this month, we have leased seven of the 28 vacated (or soon to be vacated) department stores, serving as a testament to the feasibility of our assets. This flies in the face of punditry which regarded the demise of these fair to middling department stores as detrimental to the asset in question. In other words, ‘We Can’t Live Without You’ just isn’t true.
“As I have mentioned repeatedly, the focus is upon cash flow stability as we diversify tenancy, activate common area, aesthetically improve and, when warranted, redevelop (primarily department store boxes). This stability is best illustrated by minimal comparable NOI variance of just 90 basis points during a five year period for Tier One and Open Air assets. Rest assured, nobody ‘wants it all’ more than myself when it comes to same store NOI growth. The key is to focus on the foundational underpinnings which will result in ‘Staying Power’.

“We continue to address cotenancy, the Beelzebub of landlords, by leasing vacated department stores. As a result, we have estimated a 2020 comparable NOI growth outlook of between 2.0% and 3.0%. Washington Prime Group has done more than merely ‘Keep Yourself Alive’ during 2018. Plain and simple, we continue to reposition our assets as the dominant town centers within their catchments.
“As it relates to those assets classified as Tier Two and Noncore that comprise less than 10% of total NOI, they will now be excluded from our core operating metrics. The reason behind this action is straightforward: The inordinate amount of time spent discussing these assets is a distraction from our stated objectives. Remember, ~40% of the NOI associated with these assets is encumbered. Hence, we have a ‘put option’ which we have not hesitated to exercise upon maturity and if viable execute a discounted payoff. Enough said.
“In closing, my conviction regarding Washington Prime Group is as unwavering as ever. What we do ain’t easy and won’t be accomplished by a mere ‘Flick of the Wrist’. However, for all the Scaramouche who ‘think you can stop me and spit in my eye’ be forewarned because ‘We Will Rock You’.
“If you haven’t noticed, I really like Queen. They refused to settle for the mundane and every song was a beta test (a phrase I use incessantly around the office). Please grant me the poetic license to expand upon one lyric in particular. All of our guests, tenants, sponsors, colleagues, investors and most research analysts regardless of size, shape, gender, age, race, color or creed ‘make the rocking world go round’. One final note, take a look at our website, www.washingtonprime.com, if you’d like to see who auditioned for the Freddy Mercury role albeit in 2005. Rami Malek beware.”
Fourth Quarter Financial Results
Net income attributable to common shareholders for the fourth quarter of 2018 was $55.0 million, or $0.29 per diluted share, compared to $50.2 million, or $0.27 per diluted share, a year ago.
NAREIT Funds from Operations (FFO) for the fourth quarter of 2018 were $134.4 million, or $0.60 per diluted share. This compares to $166.0 million, or $0.75 per diluted share, during the same quarter a year ago. Excluded from FFO, as adjusted (AFFO), is a gain on debt extinguishment, net of default interest of $50.4 million and $69.4 million for the three months ended December 31, 2018 and 2017, respectively. When excluding these items, AFFO for the fourth quarter of 2018 was $84.0 million, or $0.38 per diluted share, which compares to $96.6 million, or $0.44 per diluted share during the same time a year ago. The year-over-year decrease in FFO relates primarily to retail bankruptcies and related cotenancy as well as higher interest expense.
Fiscal Year 2018 Financial Results
Net income attributable to common shareholders for fiscal year 2018 was $79.6 million, or $0.42 per diluted share, compared to $183.0 million, or $0.98 per diluted share, a year ago.
The year-over-year decrease was primarily due to:

•	$100.2 million of lower gains on disposition of assets recognized during 2018 when compared to 2017;

•	$39.2 million of lower gains on debt extinguishment in 2018 when compared to 2017; and

•	Lower revenues in 2018, compared to in 2017, primarily due to retailer bankruptcies.

•	This was partially offset by a $66.9 million non-cash impairment charges in 2017, when no such charges occurred in 2018.

FFO for fiscal year 2018 were $386.8 million, or $1.73 per diluted share. This compares to $452.1 million, or $2.04 per diluted share, during fiscal 2017. Excluded from AFFO is a gain on debt extinguishment, net of default of interest of $50.4 million and $90.6 million for the twelve months ended December 31, 2018 and 2017, respectively. When excluding these items, AFFO for fiscal 2018 was $336.4 million, or $1.51 per diluted share, which compares to $361.5 million, or $1.63 per diluted share for fiscal year 2017. The year-over-year decrease in FFO relates primarily to retail bankruptcies and related cotenancy, an increase in gains from the sale of outparcels over 2017 as well as higher interest expense.
Financial Activity
Dispositions
In 2018, the Company completed the sale of various tranches of restaurant outparcels to FCPT Acquisitions, LLC ("Four Corners") pursuant to the purchase and sale agreement executed on September 20, 2017 between the Company and Four Corners. The Company used the proceeds to fund a portion of the proactive acquisition of Sears parcels on April 11, 2018, to reduce corporate debt, and to fund ongoing redevelopment efforts. The Company expects to close on the remaining 24 outparcels for approximately $37.5 million during the first half of 2019, subject to due diligence and closing conditions.
Mortgage Loans
On October 23, 2018, the $94.0 million mortgage loan secured by Rushmore Mall, located in Rapid City, South Dakota, was extinguished upon the property transition to the lender. The Company recognized a gain on debt extinguishment, net of default interest, related to the transition of $50.4 million during the fourth quarter of 2018.
2019 Guidance
The Company is introducing guidance for fiscal 2019 net loss attributable to common shareholders in the range of $(0.09) to $(0.02) per diluted share and expects FFO in a range of $1.16 to $1.24 per diluted share. The 2019 guidance indicates a decrease in FFO over the prior year. While approximately $0.07 of the decrease in FFO per diluted share is driven by negative comparable NOI growth over 2018 from the Company’s Tier One, Open Air and Tier Two properties, the majority of decline is driven by the following unique factors in 2019: $0.07 from the impact of the lease accounting change that requires the Company to expense internal leasing costs that were previously deferred; $0.06 from higher borrowing costs primarily associated with the recent credit agency downgrades; $0.03 of net dilution from the disposition and operations of Noncore properties; and $0.03 associated with lower gains and lost ground rent from the sales of outparcels to Four Corners.
Key guidance assumptions for 2019 include the following:

•
Total comparable NOI for the Company’s Tier One and Open Air portfolios (core properties) of $454 million - $462 million which represents growth of (3.0%) to (1.0%) over 2018. When neutralizing for the impact of lost rent and related cotenancy from anchor bankruptcies, the NOI growth for 2019 would be 1.5% at the midpoint of the guidance range;

•
Total comparable NOI of $30.0 million - $32.0 million for the Company’s Tier Two properties. The $6 million - $8 million of decrease from the prior year includes approximately $5 million of impact from lost rents and related cotenancy from department stores;

•	Total comparable NOI of approximately $9 million - $11 million from the Company’s Noncore properties;

•	Tier classifications for enclosed properties, as well as the list of Noncore properties, can be found in the fourth quarter 2018 supplemental information report available on the Company’s website;

•	The guidance assumes interest expense savings of approximately $3.5 million from the planned lender transitions of Towne West Square in July 2019 and West Ridge Mall in October 2019;

•
Corporate overhead and general and administrative expense (excluded from property net operating income) of $70 million - $74 million, including $16 million - $17 million of internal leasing costs that were deferred under previous accounting standards;

•	Redevelopment spending, including the pro rata share of joint venture properties, of $100 million - $125 million;

•	Recurring Cap-Ex spending and deferred external leasing costs, including the pro rata share of joint venture properties, of $55 million - $65 million;

•	Non cash adjustments for purchase accounting and straight line rents, including the pro rata share of joint venture properties, of $13 million - $15 million;

•	Gain from sale of outparcels of $15 million - $17 million related primarily to the sale of restaurant outparcels to an affiliate of Four Corners; and

•	Estimated 2019 dividend per common share of $1.00 per annum, which is subject to approval quarterly by the Company’s Board of Directors.

The following table provides the reconciliation for the expected range of estimated net loss attributable to common shareholders per diluted share to estimated FFO per diluted share, as adjusted, for the year ending December 31, 2019:

	Low End	High End
Estimated net loss attributable to common shareholders per diluted share	$(0.09)	$(0.02)
Depreciation and amortization including share of unconsolidated entities	1.25	1.26
Estimated FFO per diluted share	$1.16	$1.24

The following table provides a reconciliation of the expected range of net loss from GAAP financial statements to the Company’s NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Net loss	$(21,000)	$(4,000)
Depreciation and amortization	246,000	245,000
General and administrative and corporate overhead	74,000	70,000
Interest expense	152,000	150,000
Gains from sales of outparcels	(15,000)	(17,000)
Pro-rata share of unconsolidated joint venture in comp NOI	69,000	71,000
Non-comparable properties and other (1)	(12,000)	(10,000)
Tier Two and Noncore properties	(39,000)	(43,000)
Projected comparable NOI - Tier One and Open Air	$454,000	$462,000

Projected comparable NOI year-over-year growth (2)	(3.0)%	(1.0)%

(1) Includes fee income, lease termination fees, income from unconsolidated entities, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2018 comparable NOI for Tier One and Open Air properties adjusted for actual and projected property dispositions was $446.6 million.

For the first quarter of 2019, the Company estimates net (loss) income attributable to common shareholders to be in the range of $(0.02) to $0.00 per diluted share and FFO to be in the range of $0.28 to $0.30 per diluted share.

A reconciliation of the range of estimated net (loss) income per diluted share to estimated FFO per diluted share for the first quarter of 2019 follows:

	Low End	High End
Estimated net (loss) income attributable to common shareholders per diluted share	$(0.02)	$0.00
Depreciation and amortization including share of unconsolidated entities	0.30	0.30
Estimated FFO per diluted share	$0.28	$0.30

Earnings Call and Webcast on February 21
Washington Prime Group will host its quarterly earnings conference call and an audio webcast on Thursday, February 21, 2019 at 11:00 a.m. Eastern Time.
The live webcast will be available in listen-only mode from the investor relations section of the Company’s website at www.washingtonprime.com. Listeners can also access the call by dialing 844.646.4463 (or +1.615.247.0256 for international callers), and the conference ID for the call is 1855527.
An audio replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers). The replay passcode is 1855527, beginning on Thursday, February 21, 2019, at approximately 1:00 p.m. Eastern Time through midnight on Thursday, March 7, 2019.
Supplemental Information
For additional details on the Company’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (SEC) in a Form 8-K.
About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Washington Prime Group® is a registered trademark of the Company. Learn more at www.washingtonprime.com.
Contacts
Lisa A. Indest, CAO & EVP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.
The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest.
NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.
Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.
Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “confident,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase store occupancy and same-store operating income; risks associated with the acquisition, disposition, (re)development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on (re)development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal or regulatory proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect new information, subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.
###

CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Minimum rent	$123,221	$126,895	$492,169	$516,386
Overage rent	4,062	3,297	9,313	9,115
Tenant reimbursements	45,976	49,140	191,319	208,290
Other income	11,062	7,905	30,504	24,331
Total revenues	184,321	187,237	723,305	758,122

Expenses:
Property operating	(38,237)	(37,023)	(148,433)	(146,529)
Real estate taxes	(21,385)	(19,956)	(86,665)	(89,617)
Advertising and promotion	(3,184)	(2,568)	(9,070)	(9,107)
Total recoverable expenses	(62,806)	(59,547)	(244,168)	(245,253)
Depreciation and amortization	(61,696)	(59,226)	(257,796)	(258,740)
Provision for credit losses	(1,372)	(788)	(5,826)	(5,068)
General and administrative	(9,121)	(8,865)	(39,090)	(34,892)
Ground rent	(197)	(174)	(789)	(2,438)
Impairment loss	—	(37,524)	—	(66,925)
Total operating expenses	(135,192)	(166,124)	(547,669)	(613,316)

Interest expense, net	(36,360)	(28,428)	(141,987)	(126,541)
Gain (loss) on disposition of interests in properties, net	4,494	(665)	24,602	124,771
Gain on extinguishment of debt, net	51,395	69,358	51,395	90,579
Income and other taxes	(673)	(421)	(1,532)	(3,417)
Income from unconsolidated entities, net	851	2,176	541	1,395

Net income	68,836	63,133	108,655	231,593

Net income attributable to noncontrolling interests	10,321	9,460	15,051	34,530
Net income attributable to the Company	58,515	53,673	93,604	197,063
Less: Preferred share dividends	(3,508)	(3,508)	(14,032)	(14,032)
Net income attributable to common shareholders	$55,007	$50,165	$79,572	$183,031

Earnings per common share, basic and diluted	$0.29	$0.27	$0.42	$0.98

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	December 31, 2018	December 31, 2017

Assets:
Investment properties at cost	$5,879,637	$5,761,714
Construction in progress	35,068	46,046
	5,914,705	5,807,760
Less: accumulated depreciation	2,283,764	2,139,620
	3,630,941	3,668,140

Cash and cash equivalents	42,542	52,019
Tenant receivables and accrued revenue, net	85,463	90,314
Investment in and advances to unconsolidated entities, at equity	433,207	451,839
Deferred costs and other assets	169,135	189,095
Total assets	$4,361,288	$4,451,407

Liabilities:
Mortgage notes payable	$983,269	$1,157,082
Notes payable	982,697	979,372
Unsecured term loans	685,509	606,695
Revolving credit facility	286,002	154,460
Accounts payable, accrued expenses, intangibles, and deferred revenues	253,862	264,998
Distributions payable	2,992	2,992
Cash distributions and losses in unconsolidated entities, at equity	15,421	15,421
Total liabilities	3,209,752	3,181,020

Redeemable noncontrolling interests	3,265	3,265

Equity:
Stockholders' equity
Series H Cumulative Redeemable Preferred Stock	104,251	104,251
Series I Cumulative Redeemable Preferred Stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,247,639	1,240,483
Accumulated deficit	(456,924)	(350,594)
Accumulated other comprehensive income	6,400	6,920
Total stockholders' equity	999,710	1,099,404
Noncontrolling interests	148,561	167,718
Total equity	1,148,271	1,267,122
Total liabilities, redeemable noncontrolling interests and equity	$4,361,288	$4,451,407

RECONCILIATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Funds from Operations ("FFO"):
Net income	$68,836	$63,133	$108,655	$231,593
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)	(14,272)	(14,272)
Real estate depreciation and amortization, including joint venture impact	70,821	68,310	295,900	292,748
Noncontrolling interests portion of depreciation and amortization	(35)	(27)	(35)	(27)
Net income attributable to noncontrolling interest holders in properties	(76)	(68)	(76)	(68)
(Gain) loss on disposition of interests in properties, net including impairment loss	(1,598)	38,189	(3,353)	(57,846)
FFO	$134,380	$165,969	$386,819	$452,128

Adjusted Funds from Operations:
FFO	$134,380	$165,969	$386,819	$452,128
Gain on extinguishment of debt, net of default interest	(50,422)	(69,358)	(50,422)	(90,579)
Adjusted FFO	$83,958	$96,611	$336,397	$361,549

Weighted average common shares outstanding - diluted	223,145	222,036	223,004	221,976

FFO per diluted share	$0.60	$0.75	$1.73	$2.04
Total adjustments	$(0.22)	$(0.31)	$(0.22)	$(0.41)
Adjusted FFO per diluted share	$0.38	$0.44	$1.51	$1.63

Non-cash items included in FFO:
Non-cash stock compensation expense	$2,012	$1,587	$8,322	$6,402
Straight-line adjustment as an increase to minimum rents (1)	$791	$1,873	$4,945	$4,134
Straight-line and fair market value adjustment recorded as an increase to ground lease expense (1)	$556	$387	$2,232	$1,702
Fair value of debt amortized as a decrease to interest expense (1)	$952	$979	$3,971	$4,855
Loan fee amortization and bond discount (1)	$1,798	$1,849	$8,436	$7,043
Mark-to-market/inducement adjustment as a net increase to base rents (1)	$1,647	$1,904	$12,173	$11,569
Non-real estate depreciation (1)	$2,402	$2,523	$9,814	$9,681
Hedge ineffectiveness as a decrease to interest expense (2)	$—	$219	$—	$295

(1) Includes the pro-rata share of the joint venture properties.
(2) On January 1, 2018, the Company adopted accounting policy ASU 2017-12 that eliminates the requirement to separately measure and record hedge ineffectiveness.

RECONCILIATION OF NET OPERATING INCOME GROWTH FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
(Including Pro-Rata Share of Unconsolidated Properties)
(Unaudited, dollars in thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Variance $	2018	2017	Variance $

Reconciliation of Comp NOI to Net Income:
Net Income	$68,836	$63,133	$5,703	$108,655	$231,593	$(122,938)

Income from unconsolidated entities	(851)	(2,176)	1,325	(541)	(1,395)	854
Income and other taxes	673	421	252	1,532	3,417	(1,885)
Gain on extinguishment of debt, net	(51,395)	(69,358)	17,963	(51,395)	(90,579)	39,184
(Gain) loss on disposition of interests in properties, net	(4,494)	665	(5,159)	(24,602)	(124,771)	100,169
Interest expense, net	36,360	28,428	7,932	141,987	126,541	15,446
Operating Income	49,129	21,113	28,016	175,636	144,806	30,830

Depreciation and amortization	61,696	59,226	2,470	257,796	258,740	(944)
General and administrative	9,121	8,865	256	39,090	34,892	4,198
Impairment loss	—	37,524	(37,524)	—	66,925	(66,925)
Fee income	(2,483)	(2,136)	(347)	(9,527)	(7,906)	(1,621)
Management fee allocation	152	45	107	157	612	(455)
Pro-rata share of unconsolidated joint ventures in comp NOI	18,893	18,926	(33)	73,109	58,197	14,912
Property allocated corporate expense	3,833	3,484	349	14,591	13,683	908
Non-comparable properties and other (1)	(3,536)	(573)	(2,963)	(7,644)	(1,464)	(6,180)
NOI from sold properties	(274)	(2,246)	1,972	(5,387)	(16,143)	10,756
Termination income	(1,236)	(315)	(921)	(3,457)	(3,492)	35
Straight-line rents	(475)	(1,123)	648	(3,629)	(2,122)	(1,507)
Ground lease adjustments for straight-line and fair market value	12	15	(3)	50	65	(15)
Fair market value and inducement adjustments to base rents	(991)	(972)	(19)	(8,952)	(7,290)	(1,662)
Less: Noncore properties (2)	(1,797)	(2,344)	547	(6,613)	(8,300)	1,687
Comparable NOI - core properties	$132,044	$139,489	$(7,445)	$515,220	$531,203	$(15,983)
Comparable NOI percentage change - core properties			-5.3%			-3.0%

(1) Represents an adjustment to remove the NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses (such as hurricane related expenses), as well as material insurance proceeds and other non-recurring income received in the periods presented. This also includes adjustments related to the rents from the outparcels sold to Four Corners.

(2) NOI from the noncore properties held in each period presented.